                                                                     EXHIBIT 2.4

                            MUTUAL RELEASE AGREEMENT

      Reference is made to the letter agreement dated as of March 12, 2002, as amended by a letter dated March 22, 2002 (the "Letter Agreement"), by and between Cyrk, Inc., a Massachusetts corporation ("Cyrk"), and Simon Worldwide, Inc., a Delaware corporation ("Simon"), and to the Settlement Agreement, dated on or about the date hereof, by and among Simon, Cyrk and Dale Jenkins (the "Jenkins Settlement Agreement").

      Pursuant to the Jenkins Settlement Agreement, an aggregate amount of $775,000 shall be payable to Dale Jenkins and his attorneys. In accordance with the terms of the Letter Agreement, Simon shall pay $500,000 of such amount, and Cyrk shall pay $275,000 of such amount.

      In consideration of the mutual covenants contained herein and in the Letter Agreement, and for other good and valuable consideration, the receipt, adequacy, fairness and value of which is hereby acknowledged, (i) Cyrk, with an address of 201 Edgewater Drive, Wakefield Massachusetts 01880, on the one hand, and (ii) Simon, with an address of c/o Simon Marketing, Inc., 1900 Avenue of the Stars, Suite 550, Los Angeles, California 90067, on the other hand (each a "Releasor"; and collectively, the "Releasors"), on behalf of themselves and their respective successors and assigns, each agree to release, acquit, remise, and forever discharge the other Releasor and its respective predecessors, subsidiaries, successors and assigns, and any present or former agents, officers, directors, employees, consultants, shareholders, members, partners, representatives, attorneys, or affiliates of the other Releasor or any of its subsidiaries, of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty, acts, omissions, malfeasance, causes of action, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses, and expenses, of every description or character, heretofore, now existing, or hereafter discovered, of whatever kind or name, whether known or unknown, liquidated or unliquidated, or at law or in equity (collectively, the "Claims"), each as though fully set forth herein which any of the Releasors ever had or now have; provided, however, that this Mutual Release Agreement shall not (i) be construed to limit or impair any Releasor from enforcing the terms of the Letter Agreement or this Mutual Release Agreement, (ii) apply to any Claims which Simon or any of its affiliates may have arising out of Sections 6.3(c), (d) or (g) of the Purchase Agreement by and between Cyrk and Simon, dated as of January 20, 2001, as amended, which Sections shall remain in full force and effect after the effective date of this Mutual Release Agreement, (iii) apply to any Claims which any Releasor or any of its affiliates may have arising out of any confidentiality, nondisclosure or similar agreement or covenant, which agreements and covenants shall remain in full force and effect after the effective date of this Mutual Release Agreement, and (iv) apply to any Claims that any Releasor or its affiliates may have against the other Releasor or its affiliates for payments by customers of the Releasor or its affiliates intended by such customer to be delivered to the Releasor for services rendered, but mistakenly delivered to the other Releasor or its affiliates after the date of the Letter Agreement.
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      Each Releasor represents and warrants to the other Releasor that it has not transferred or assigned any of its Claims referred to herein, except for the Claims transferred and assigned by Cyrk to Simon pursuant to paragraph 5 of the Letter Agreement (the "Assigned Claims"). For the avoidance of doubt, Simon and Cyrk agree that this Mutual Release Agreement shall not release any current or former attorney of Simon and Tonkin, Inc. from any of the Assigned Claims.

      This Mutual Release Agreement shall not be deemed or construed as an admission of liability by any of the Releasors, and the Releasors expressly deny liability of any nature whatsoever arising from or related to the subject of this Mutual Release Agreement.

      The Releasors hereby further agree, represent, and warrant that they have had the opportunity to obtain the advice of counsel of their own choosing in connection with all negotiations between the Releasors, as to the preparation, execution and delivery of this release, and that they have read this Mutual Release Agreement or have had the opportunity for the same to be read by their counsel and have this Mutual Release Agreement fully explained by such counsel, and that they are fully aware of its contents and legal effect.

      Since freedom from costs, including attorneys' fees, of future litigation represents an important item of consideration bargained for by the Releasors, it is agreed that damages recoverable for breach of this Mutual Release Agreement shall include reasonable attorneys' fees incurred as a consequence of such breach.

      This Mutual Release Agreement shall be governed by the laws of The Commonwealth of Massachusetts, without giving effect to its conflicts of laws principles, and shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. This Mutual Release Agreement may be separately executed in counterparts, including counterparts by facsimile, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The parties to this Mutual Release Agreement agree to maintain the strict confidentiality of all of the terms and conditions of this agreement, except such terms and conditions may be disclosed to attorneys, tax advisors, or accountants of any Releasor, or to the extent required by law. This agreement shall not be modified or amended except by an instrument in writing signed by all parties.

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      The parties have caused this Mutual Release Agreement to be executed as of
March __, 2002.

                        CYRK, INC.


                        By:
                           ----------------------------
                                                  (title)

                        SIMON WORLDWIDE,
                        INC.


                        By:
                           ----------------------------
                                                  (title)
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      If you agree that the foregoing represents the agreement of the parties, please signify by executing this letter agreement in the space provided and returning an executed copy to me at your earliest convenience.

                                Very truly yours

                                CYRK, INC.


                                By:
                                   -----------------------------------------
                                   Robert Siemering, Chief Executive Officer

AGREED AS AFORESAID:

SIMON WORLDWIDE, INC.

By:
  ----------------------------
  Name:
  Title: